Exhibit (a)(5)(C)

March 20, 2009

JLL Partners Announces Acceptance for Payment of Shares
Tendered in PharmaNet Tender Offer
and Commencement of Subsequent Offering Period

NEW YORK -- JLL Partners, a leading private equity investment fund ("JLL"), and PharmaNet Development Group, Inc., a leading provider of clinical development services (NASDAQ:PDGI) ("PharmaNet"), today announced the successful completion of the tender offer by JLL PharmaNet Holdings, LLC ("Parent"), through its wholly-owned subsidiary, PDGI Acquisition Corp. ("Purchaser"), for all of the outstanding shares of common stock of PharmaNet.  Parent and Purchaser are affiliates of JLL and JLL Partners Fund VI, L.P., an investment fund managed by JLL (the "Sponsor").

American Stock Transfer & Trust Company, the depositary for the tender offer, has advised JLL that, as of midnight, New York City time, on March 19, 2009, the expiration date of the tender offer, a total of approximately 17,876,946 shares representing approximately 90.3% of the outstanding shares of common stock of PharmaNet (in addition to 4,636,682 shares tendered under guaranteed delivery procedures), had been validly tendered and not withdrawn as of the expiration date. All validly tendered shares have been accepted for payment and JLL will pay for all such shares promptly.

JLL and PharmaNet also announced today that Purchaser would make available a subsequent offering period commencing immediately and expiring at midnight, New York City time, on March 27, 2009 for all PharmaNet shares not tendered into the offer prior to the March 19th expiration date.  Stockholders who have already tendered their shares do not have to re-tender their shares or take any other action as a result of the subsequent offering period.

During the subsequent offering period, Purchaser will accept for payment and promptly pay for PharmaNet shares as they are tendered. Stockholders who tender shares during this period will receive the same $5.00 per share net to the seller in cash payable to PharmaNet stockholders in the tender offer.  Procedures for tendering shares during the subsequent offering period are the same as during the initial offering period with two exceptions: (1) shares cannot be delivered by the guaranteed delivery procedure and (2) pursuant to Rule 14d-7(a)(2) under the Securities Exchange Act of 1934, as amended, shares tendered during the subsequent offering period may not be withdrawn.

Parent and Purchaser reserve the right to extend the subsequent offering period in accordance with applicable law. After expiration of the subsequent offering period, Purchaser will acquire all of the remaining outstanding shares of PharmaNet common stock by means of a merger under Delaware law.  JLL and PharmaNet expect to complete the merger on March 30, 2009.  As a result of the purchase of shares in the tender offer, Purchaser has sufficient voting power to approve the merger without the affirmative vote of any other PharmaNet stockholder. Following the merger, PharmaNet will become a wholly-owned subsidiary of Parent, and each share of PharmaNet's outstanding common stock will be cancelled and converted into the right to receive the same consideration, without interest, received by holders who tendered in the tender offer or the subsequent offering period. Thereafter, PharmaNet common stock will cease to be traded on the NASDAQ Global Select Market.

About JLL Partners

Parent is an affiliate of the Sponsor, a private equity investment fund managed by JLL.  Each of Parent and Purchaser were formed for the purpose of entering into a business combination transaction with PharmaNet, and has not carried on any business activities other than in connection with the tender offer and merger.

Founded in 1988, JLL is a leading private equity investment firm with approximately $4.0 billion of capital under management that has invested in a variety of industries, with special focus on healthcare and medical services, financial services and building products. JLL makes equity investments in middle market companies with the objective of extricating good companies from complicated situations or building strong companies in partnership with exceptional managers. Further information related to JLL can be found on its website, www.jllpartners.com.

About PharmaNet Development Group, Inc.

PharmaNet, a global drug development services company, provides a comprehensive range of services to the pharmaceutical, biotechnology, generic drug and medical device industries. The Company offers early and late stage consulting, Phase I clinical studies and bioanalytical analyses, and Phase II, III and IV clinical development programs. With approximately 2,500 employees and 41 facilities throughout the world, PharmaNet is a recognized leader in outsourced clinical development. For more information, please visit PharmaNet's website at www.pharmanet.com.

Advisors

Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel and Jefferies & Company, Inc. acted as financial advisor to JLL for this transaction.  Morgan, Lewis & Bockius, LLP acted as legal counsel and UBS Investment Bank acted as financial advisor to PharmaNet. Latham & Watkins acted as legal counsel to PharmaNet's Board of Directors.

Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") and are subject to a variety of risks and uncertainties. Additionally, words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Such forward-looking statements include the ability of PharmaNet and JLL to complete the merger contemplated by the merger agreement, including the parties' ability to satisfy the conditions set forth in the merger agreement, and the possibility of any termination of the merger agreement. The forward-looking statements contained in this press release are based on the current expectations of PharmaNet, and those made at other times will be based on PharmaNet's expectations when the statements are made. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, the expected timetable for completing the proposed transaction, the risk and uncertainty in connection with a strategic alternative process, not having sufficient funds to pay the principal due upon conversion of the outstanding notes or to repurchase PharmaNet's outstanding notes, which PharmaNet may be required to do beginning in August 2009, the impact of the current economic environment, the impact of PharmaNet's indebtedness on its financial condition or results of operations and the terms of its outstanding indebtedness limiting its activities, the impact of the investigation by the Securities and Exchange Commission, its limited insurance coverage in connection with the settled securities class action lawsuit, limited additional coverage for the recently settled derivative actions and associated future legal fees, the potential liability related to the recently filed securities class action lawsuit, the impact of ongoing tax audits, PharmaNet's ability to generate new client contracts and maintain its existing clients' contracts, its evaluation of its backlog and the potential cancellation of contracts, the possibility PharmaNet under-priced its contracts or overrun cost estimates and the effect on PharmaNet's financial results by failure to receive approval for change orders and by delays in documenting change orders, its ability to implement its business strategy, international economic, political and other risks that could negatively affect its results of operations or financial position, changes in outsourcing trends and regulatory requirements affecting the branded pharmaceutical, biotechnology, generic drug and medical device industries, the reduction of expenditures by branded pharmaceutical, biotechnology, generic drug or medical device companies, actions or inspections by regulatory authorities and the impact on PharmaNet's clients' decisions to not award future contracts to PharmaNet or to cancel existing contracts, the impact of healthcare reform, the fact that one or a limited number of clients may account for a large percentage of PharmaNet revenues, the incurrence of significant taxes to repatriate funds, the fluctuation of PharmaNet operating results from period to period, PharmaNet assessment of PharmaNet goodwill valuation, the impact of foreign currency fluctuations, tax law changes in Canada or in other foreign jurisdictions, investigations by governmental authorities regarding PharmaNet inter-company transfer pricing policies or changes to their laws in a manner that could increase PharmaNet effective tax rate or otherwise harm PharmaNet business, PharmaNet lack of the resources needed to compete effectively with larger competitors, PharmaNet ability to continue to develop new assay methods for PharmaNet analytical applications, or if PharmaNet current assay methods are incorrect, PharmaNet ability to compete with other entities offering bioanalytical laboratory services, PharmaNet potential liability when conducting clinical trials, PharmaNet handling and disposal of medical wastes, failure to comply with applicable governmental regulations, the loss of services of PharmaNet key personnel and its ability to attract qualified staff, the continued effectiveness and availability of PharmaNet's information technology infrastructure, losses related to its self-insurance of its employees' healthcare costs in the United States, PharmaNet's ability to attract suitable investigators and volunteers for its clinical trials, the material weaknesses relating to PharmaNet's internal controls, and risks and uncertainties associated with discontinued operations.

Further information can be found in PharmaNet's risk factors contained in its Annual Report on Form 10-K for the year ended December 31, 2008 and most recent filings. PharmaNet does not undertake to update the disclosures made herein, and you are urged to read PharmaNet's filings with the Securities and Exchange Commission.

Important Information about the Tender Offer

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other tender offer materials) filed by Parent, Purchaser and the Sponsors with the SEC on February 12, 2009. In addition, on February 12, 2009, PharmaNet filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (and related materials) and the Solicitation/Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials may be obtained at no charge upon request to either Innisfree M&A Incorporated., the information agent for the tender offer at (888) 750-5834 (toll free) or to Jefferies & Company, Inc., the Dealer Manager for the tender offer at (888) 323-3302 (toll free). In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC's website at www.sec.gov.